Exhibit 99.1

For Immediate Release

PRESS RELEASE
For immediate release - September 4, 2007
Contact: Jim Graham, President/CEO
(910) 641-0044

Waccamaw Bankshares, Inc. Announces Stock Dividend

Whiteville, NC - Waccamaw Bankshares, Inc. (NASDAQ: WBNK), the parent company of Waccamaw Bank, announced an 11-for-10 stock split in the form of a 10% stock dividend payable on September 18, 2007 to shareholders of record on September 2, 2007. This date is the tenth anniversary of Waccamaw Bank which opened in Columbus County on the corresponding date in 1997. To celebrate the tenth anniversary, the Board of Directors believes that it is appropriate to provide this 10% stock dividend to shareholders who have provided the financial base of the company and who have demonstrated their loyalty over the first ten years of operation by using the financial services offered by the company.

This transaction is the sixth stock dividend since the company’s inception and reflects the progress the company has made over its history. On June 30, 2007, the company reported total assets of $433,986,218 and net earnings of $2,076,127 for the first half of 2007. On a split adjusted basis, original shareholders who invested ten years ago have seen their investment increase by 400% based upon the $13.25 closing price of Waccamaw Bankshares common stock on August 31, 2007. The Board of Directors is pleased with the progress of our community bank which now operates twelve full service offices in six counties in North and South Carolina and continues to grow at a significant rate. Profitability is steadily increasing and the financial outlook for our company continues to be promising.

Waccamaw Bank, the primary subsidiary of Waccamaw Bankshares, is a state chartered bank operating twelve offices in Whiteville, Wilmington, Shallotte, Holden Beach, Chadbourn, Tabor City, Southport (2), Sunset Beach and Elizabethtown, North Carolina. Offices in South Carolina include Conway and Heath Springs. There is presently one office under construction at Little River, South Carolina. In addition to primary banking operations, other related services are provided by Waccamaw Financial Services, an insurance and investment subsidiary. Common stock of Waccamaw Bankshares is listed on the NASDAQ Global Market and trades under the symbol WBNK. Additional corporate information, product descriptions, and online services can be located on the Bank's website at http://www.waccamawbank.com.

Information in the press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Waccamaw Bankshares, Inc.'s recent filings with the Securities Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.